                                                                     EXHIBIT 2.5


                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION

                                     AMONG

                         CHESAPEAKE ENERGY CORPORATION,

                           CHESAPEAKE MERGER II CORP.

                                      AND

                       ANSON PARTNERS LIMITED PARTNERSHIP





                                OCTOBER 22, 1997

                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
1.       Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Certificate of Incorporation and Bylaws of the Surviving Corporation . . . . . . . . . . . . . . . .   2
         1.5     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Payment and Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8     Payment; Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.9     Adjustment to Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.       Representations and Warranties of AP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         3.1     Organization, Good Standing, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2     Capital Stock of APC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.3     The Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.4     No Breach of Statute or Contract; Governmental Authorizations  . . . . . . . . . . . . . . . . . . .   6
         3.5     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6     Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.7     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.8     Prior Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.9     Title to the Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.10    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.11    Oil and Gas Leases in Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.13    Claims or Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.14    Contracts, Consents and Preferential Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.15    Tax Partnerships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.16    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.17    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.19    Planned Future Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.20    Environmental and Safety Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.21    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.22    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.23    Plugging Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.24    Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.25    Payout Balances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.26    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.27    Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

4.       Representations and Warranties of the CEC Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         4.1     Organization, Good Standing, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Capital Stock of CEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.4     No Breach of Statute or Contract; Governmental Authorizations  . . . . . . . . . . . . . . . . . . .  12
         4.5     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.6     Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.7     The Oklahoma Act Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.8     No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.9     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.11    Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

5.       Conduct and Transactions Prior to Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         5.1     Investigation by AP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.2     Investigation by CEC/Operation of Business of the AP Group . . . . . . . . . . . . . . . . . . . . .  14
         5.3     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                 5.3.1    Status of Active Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.3.2    Status of Active Employees with CEC Group . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.3.3    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         5.4     Salaries and Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                 5.4.1    AP's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.4.2    CEC Group's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.4.3    CEC Employee Benefit Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 5.4.4    Preexisting Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 5.4.5    AP Group's Retirement and Savings Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 5.4.6    WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         5.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6     Conduct of Business by the CEC Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

6.       Conditions to Obligations of the CEC Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         6.1     Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.3     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     Transfer of the Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.8     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.9     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.10    Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

7.       Conditions to Obligations of AP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         7.1     Resolutions of Boards of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.4     Statutory Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.5     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8     Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

8.       Termination of Agreement and Abandonment of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         8.1     Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.2     By CEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3     By AP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.4     By Either CEC or AP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.5     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

9.       Additional Agreements of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         9.1     Closing/Post Closing Working Capital Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                 9.1.1    Net Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.1.2    Actual Net Working Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 9.1.3    Agreement on Conclusive Worksheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         9.2     Production Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3     Royalty, Working Interest and Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4     Intercompany Payables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.5     Schedule Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.6     Tax Return and Reorganization Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.7     Preservation of Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         10.1    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.2    Survival of Covenants, Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .  28
         10.3    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.4    Survival and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                 10.4.1   Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 10.4.2.  Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         10.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.7    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.8    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         10.9    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.11   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.12   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.13   No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.14   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.15   Partial Illegality or Unenforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


                                   SCHEDULES

"3.3.1"  Oil and Gas Properties Description
"3.3.6"  Excluded Assets Description
"3.4"    Governmental and Contractual Violations
"3.8"    Contractual Obligations Disclosures
"3.9"    Title Exceptions and Production Payments Information
"3.10"   Legal Compliance Disclosures
"3.11"   Oil and Gas Leases Exceptions
"3.13"   Claims and Litigation Disclosures
"3.14"   Contracts, Consents and Preferential Rights Disclosures
"3.15"   Tax Partnerships Disclosures
"3.16"   Liabilities Disclosures
"3.19"   Future Commitments Disclosures
"3.20"   Environmental and Safety Matters Disclosures
"3.25"   Payout and Balancing Disclosures
"4.9"    CEC Consents and Approvals Disclosures
"4.10"   CEC Litigation Disclosures
"5.3.1"  Active Employees List
"5.3.3"  Employee Benefit Plans Disclosure
"9.1.1"  Capital Costs to Develop Proved Undeveloped Reserves


                                    EXHIBITS

"1.2"    Form of Certificate of Merger
"1.9"    Form of Registration Rights Agreement
"6.8.1"  Form of Goodwill Protection Agreement
"6.8.2"  Form of Sublease and Use Agreement

                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION


                 THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), is entered into this 22nd day of October, 1997, among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("CEC"), CHESAPEAKE MERGER II CORP., an Oklahoma corporation ("CMC"), ANSON PARTNERS LIMITED PARTNERSHIP, an Oklahoma limited partnership ("AP") and ANSON PRODUCTION CORPORATION, an Oklahoma corporation ("APC").


                               R E C I T A L S :


     A. AP owns one hundred percent (100%) of the capital stock of APC and as of the Closing Date (hereinafter defined) APC will own and conduct as an ongoing concern all of the exploration and production of oil and gas business of AP and its affiliates (the "Oil and Gas Business"), which includes all of the producing and non-producing Interests (hereinafter defined) of AP and its affiliates as set forth in Section 3.3 hereof. AP and AP's partners and affiliates including, without limitation, APC are referred to collectively herein as the "AP Group."

     B. CMC is a wholly owned subsidiary of CEC. CEC and CMC are referred to collectively herein as the "CEC Group."

     C. The CEC Group and all of the limited and general partners of AP (the "Partners") deem it advisable and in the best interests of the CEC Group's shareholders and AP's Partners that CMC use shares of CEC common stock, par value of $0.01 per share (the "CEC" Common Stock") to effect the merger of APC into CMC (the "Merger") pursuant to this Agreement and the applicable provisions of the Oklahoma General Corporation Act (the "Oklahoma Act").

     D. Upon consummation of the Merger pursuant to this Agreement, all of the issued and outstanding capital stock of APC (the "APC Shares") will be converted into a number of shares of CEC Common Stock as determined in accordance with the terms of this Agreement.

     E. The CEC Group and the AP Group, respectively, have approved and adopted this Agreement with respect to the Merger as a transaction that qualifies as a tax free reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                 NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement and for the purpose of prescribing the terms and conditions for the Merger, the parties hereby agree as follows:

1.       Merger.  The Merger will be consummated as follows:

         1.1 The Merger. In accordance with the Oklahoma Act, on the Closing Date (as defined in Section 2 below), APC will be merged with and into CMC, in a transaction intended to qualify as a tax free reorganization under Section 368(a)(2)(D) of the Code. Immediately following the Merger, the separate corporate existence of APC will cease and CMC, as the surviving corporation (the "Surviving Corporation"), will continue to exist under and be governed by the Oklahoma Act as an indirect, wholly-owned subsidiary of CEC.

         1.2 Certificate of Merger. As soon as practicable after the satisfaction or waiver of all of the conditions to the Merger, at the Closing (as defined in Section 2), the parties shall cause the Merger to be consummated by causing a Certificate of Merger (the "Filed Agreement") substantially in the form of Exhibit 1.2, to be executed and filed in accordance with the relevant provisions of the Oklahoma Act.

         1.3 Effects of the Merger. The Merger shall have the effect set forth in Section 1081 of the Oklahoma Act. Without limiting the generality of the foregoing, at the Effective Time, (as defined in Section 2) all the properties, rights, privileges, powers and franchises of APC and CMC shall vest in the Surviving Corporation, and all debts, liabilities and duties of APC and CMC shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them.

         1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of CMC, as in effect immediately prior to the Closing Date, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of CMC in effect at the Closing Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

         1.5 Directors. The directors of CMC immediately prior to the Closing Date shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         1.6 Officers. The officers of CMC immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         1.7 Payment and Conversion. Subject to the terms and conditions of this Agreement, on the Closing Date, pursuant to the Oklahoma Act, APC will be merged with and into CMC and upon such Merger, the APC Shares will be automatically converted into the right to receive the number of shares of CEC

                    Common Stock determined by dividing FORTY-THREE MILLION DOLLARS ($43,000,000.00) by the Exchange Price (the "Exchange Shares"). The Exchange Price will be determined by adding the closing price of the CEC Common Stock as quoted on the New York Stock Exchange as of the close of business on the third (3rd) through the twelfth (12th) business trading days preceding the Closing Date and dividing the sum by ten (10). The number of Exchange Shares will be rounded up to the nearest whole number and no fractional shares will be issued.

         1.8 Payment; Stock Certificates. On the Closing Date, AP will surrender all certificates evidencing the APC Shares and deliver them to CMC and CMC will cause the Exchange Shares to be registered in AP's name in one or more certificates, as reasonably requested by AP, and deliver it or them to AP. After the Closing Date and until delivered to CMC, the APC Shares will be deemed to represent only the right to receive, upon surrender, the portion attributable thereto of the Exchange Shares.

         1.9 Adjustment to Merger Consideration. CEC and AP hereby agree that in connection with the sale of any Exchange Shares pursuant to a Piggyback Registration occurring prior to April 30, 1998, or a Requested Registration requested prior to April 30, 1998, as set forth in the Registration Rights Agreement attached hereto as Exhibit 1.9 (the "Registration Rights Agreement"): (a) to the extent that the proceeds received by AP net of the amount of the underwriting discounts and commissions on a per share basis as adjusted to account for any stock splits, stock dividends or other distributions in respect of the Exchange Shares (the "Per Share Price") does not equal or exceed the Exchange Price, CEC will or will cause CMC to pay to AP an amount equal to the difference between the Per Share Price and the Exchange Price multiplied by the number of Exchange Shares included in such registration; and (b) to the extent the Per Share Price exceeds one-hundred twenty percent (120%) of the Exchange Price, AP will pay CEC an amount equal to the difference in the Per Share Price and one hundred twenty percent (120%) of the Exchange Price multiplied by the number of Exchange Shares included in such registration. Any cash adjusting payments to be made pursuant to this Section 1.9 will be made by the party owing payment within five (5) days after the final account of the registration proceeds has been made and agreed to by CEC and AP.

2. Closing. Subject to the terms and provisions hereof, the closing of the transactions provided for herein (the "Closing") shall occur at 10:00 a.m. at the offices of Self, Giddens & Lees, Inc., 2725 Oklahoma Tower, Oklahoma City, Oklahoma on October 31, 1997 (the "Closing Date") unless another date, time or place is agreed to in writing by the parties hereto, but in any event will be effective as of 12:01 a.m. Oklahoma time on November 1, 1997 (the "Effective Time").

3. Representations and Warranties of AP. AP represents and warrants to the CEC Group as follows:

         3.1 Organization, Good Standing, Etc. AP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Oklahoma and has the partnership authority to own AP's property and to carry on AP's business as now being considered. APC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to own APC's property and to carry on APC's business as now being conducted. AP has the partnership power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. On the Closing Date, APC will be duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by APC or the character of the property owned, leased or used by APC makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing would not singly or in the aggregate have a material adverse effect on APC. AP has made available to CMC copies of the certificate of incorporation, bylaws and the records of meetings of the shareholders and boards of directors of APC which are complete and correct in all respects. All material corporate actions taken by APC since its organization and incorporation through the date hereof have been duly authorized or subsequently ratified as necessary. APC is not in default under or in violation of any provision of APC's certificate of incorporation or bylaws.

         3.2        Capital Stock of APC.   The authorized capital stock of APC
                    consists of 50,000 shares of common stock, par value $1.00 per share ("APC Common Stock"), of which 42,920 shares are issued and outstanding and all of which are owned by AP. There are no treasury shares held by APC. The issued APC Common Stock is validly authorized and issued and fully paid and nonassessable. APC has not ever declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock and, except as permitted by this Agreement, will not do so between the date of this Agreement and the Closing Date. There are no contractual obligations of APC to repurchase, redeem or otherwise acquire any outstanding shares of APC's capital stock. Further, there are no options, warrants or other rights to acquire any additional shares of capital stock of APC.

         3.3 The Interests. APC is a wholly-owned affiliate of AP and as of the Closing Date, APC will own and conduct as an ongoing concern all of AP and its affiliates' Oil and Gas Business. APC has not ever engaged in an activity unrelated to the Oil and Gas Business. The Oil and Gas Business consists of the following:

                    3.3.1 Oil, gas and mineral leases and the operating rights, mineral interests, royalty interests, overriding royalty interests, payments out of production and interests in or under unit or pooling agreements covering lands located onshore in the continental United States and all real estate owned and leased in connection with the ownership or operation thereof including, without limitation, the interests described in Schedule "3.3.1" attached hereto as a part hereof (the "Real Property Interests");

                    3.3.2 All other contracts, agreements, leases, licenses, permits, rights (including without limitation rights in warranty and other choses in action), easements and orders relating to: (a) the Real Property Interests (or the lands covered thereby or pooled, unitized, or directly used or held for use in connection therewith), the operations conducted or to be conducted thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto; and (b) the Other Interests (as hereinafter defined);

                    3.3.3 All wells (including, without limitation, disposal, supply or injection wells), personal property, fixtures (including, without limitation, plants, gathering systems, pipelines, compressors and dehydration and other treatment facilities), equipment (including, without limitation, inventory, field trucks and vehicles and supplies) and improvements located on the Real Property Interests, or upon lands pooled, unitized, or directly used or held for use in connection therewith or with the operation or maintenance thereof, or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and all original books, files, seismic records and tapes (to the extent the AP Group may convey ownership or rights concerning the use of same), other records and information of the AP Group (including without limitation all land, geological, geophysical and accounting files and records) pertaining to the Real Property Interests and the Oil and Gas Business;

                    3.3.4 All other businesses, operations, rights, titles and interests relating to the drilling, exploration, development, operation, marketing, sale or other disposal of oil, gas and other minerals including, without limitation, all of the businesses and activities conducted in APC's affiliates, AnSon Gas Marketing ("AGM") and AnSon Corporation and all other businesses and activities relating to any of the foregoing (the "Other Interests"); and

                    3.3.5 All other rights and interests in, to or under or derived from the Other Interests or the Real Property Interests, the lands covered thereby or pooled, unitized or directly used or held for use in connection therewith.

                    3.3.6 As used herein, the term "Interests" means the aggregate of all rights, titles and interests owned by AP and/or any of its affiliates, or any of them, insofar as they relate to the Oil and Gas Business. The Interests shall not include the main frame computer and server and related equipment described in Schedule "3.3.6" attached hereto (the "Excluded Equipment") owned by AP, but will include all other computer and office equipment, furniture, fixtures, accessories and supplies. In addition, the New Mexico oil and gas interests and the salt water disposal wells described in Schedule "3.3.6" (collectively with the Excluded Equipment, the "Excluded Assets") will not be included in the Interests. AP will allow CMC access to and use of the Excluded Equipment from the Closing Date through March 31, 1998, as provided in the Sublease and Use Agreement attached hereto as Exhibit "6.8.2".

         3.4 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the AP Group will violate any law, statute, rule or regulation of any governmental authority, or will on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority to which the AP Group is subject or, except as set forth in Schedule "3.4," of any material agreement or instrument to which the AP Group is a party or by which any of them is bound, or constitute a material default thereunder, or result in the creation of any material lien, charge or encumbrance upon any of the Interests or cause any acceleration of maturity of any material obligation or loan, or give to others any material interest or rights, including rights of termination or cancellation, in or with respect to any of the Interests.

         3.5 Authorization of Agreement. The execution, delivery and performance of this Agreement by the members of the AP Group have been duly and validly authorized by all requisite partnership action. The execution, delivery and performance by the AP Group of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite partnership or corporate action on the part of the AP Group. This Agreement has been, and the other agreements and instruments contemplated hereby, when executed and delivered, will be, duly executed and delivered by each member of the AP Group as required and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each member of the AP Group that is a party hereto or thereto, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity, and in the case of the Registration Rights Agreement (as hereinafter defined), considerations of public policy.

         3.6 Broker's or Finder's Fees. None of AP or any of its subsidiaries has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which any member of the CEC Group or APC will have any responsibility whatsoever.

         3.7 Permits. On the Closing Date, to the best of the AP Group's knowledge, APC will have all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of APC's businesses as presently conducted (the "Permits") and each will be in full force and effect and will have been duly and validly issued, except where the absence of which, singly or in the aggregate, would not have a material adverse effect on APC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except where such revocation, cancellation, suspension or modification would not have a material adverse effect on APC. On the Closing Date, there will be no outstanding violation of any of the Permits singly or in the aggregate that would have a material adverse effect on APC.

         3.8 Prior Obligations. None of the AP Group have any contractual obligation relating to the disposition, by merger or otherwise, of all or any of the equity securities of APC or of all or any significant portion of the Interests except as contained in this Agreement, except for obligations arising in the ordinary course of business of APC and except as disclosed in Schedule "3.8."

         3.9 Title to the Interests. Except as set forth in Schedule "3.9," APC will have on the Closing Date good and defensible title of record to APC's respective properties comprising the Interests free and clear of all liens, pledges, claims, charges, security interests, production payments or other encumbrances except: (a) liens for current taxes and assessments not yet due, or being contested in good faith by appropriate proceedings; (b) such imperfections of title and encumbrances, if any, which do not have singly or in the aggregate a material adverse effect on APC; and (c) the volumetric production payment in favor of Cactus Hydrocarbon III Limited Partnership, the details of which are described in Schedule "3.9" attached hereto (the "Production Payments").

         3.10 Compliance with Laws. Except as disclosed in Schedule "3.10," neither AP nor any of its subsidiaries is in violation of any applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit in connection with the Interests, the consequences of which singly or in the aggregate would have a material adverse effect on APC.

         3.11 Oil and Gas Leases in Good Standing. Except as disclosed in Schedule "3.11," all oil and gas leases which are material singly or in the aggregate to APC are in full force and effect, and APC is not in default thereunder.

         3.12 Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property comprising the Interests or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid when due and are not in arrears, except such things as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with generally accepted accounting principles.

         3.13 Claims or Litigation. Except as disclosed in Schedule "3.13," there is no material suit, action or other proceeding pending before any court or governmental agency and, to the knowledge of AP, there is no material claim, dispute, suit, action or other proceeding threatened, against APC, any of the Interests or AP.

         3.14 Contracts, Consents and Preferential Rights. AP has described in Schedule "3.14"; (a) all partnership, joint venture, farmin/farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which materially affect the Interests; (b) all other executory contracts to which APC is a party which materially affect any item of the Interests; (c) all governmental or court approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement, other than routine consents required in connection with transfers of U.S. federal, state and Indian leases; (d) all agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of the Interests upon the exchange contemplated by this Agreement; and (e) all other contracts and agreements which are in any single case of material importance to the business of APC.

         3.15 Tax Partnerships. No item of the Real Property Interests nor any oil and gas property owned by APC is treated for income tax purposes as being owned by a partnership except for AGM and except as disclosed in Schedule "3.15."

         3.16 Financial Statements. The cash flow and operating statements for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, for the AP Group Oil and Gas Business are true and correct in all material respects. To the best of the AP Group's knowledge, APC has no liabilities of any kind whatsoever, whether accrued, contingent or otherwise except as disclosed in Schedule "3.16" attached hereto and trade payables arising in the ordinary course of business.

         3.17 Tax Matters. APC has never filed a tax return or report of any kind with any taxing jurisdiction, except an initial franchise tax return in the State of Oklahoma will be filed prior to Closing and no tax returns or taxes are due.

         3.18 Insurance. AP will maintain or cause APC to maintain through the Closing Date, with financially sound and reputable insurers, insurance to the extent and against such hazards and liabilities and in such types and amounts as is commonly maintained by entities similarly situated.

         3.19 Planned Future Commitments. APC has not planned or budgeted future expenditure commitments relating to the Real Property Interests (drilling of wells, workovers, contract settlements, pipeline projects, production facilities, etc.) or Other Interests in excess of $100,000.00 in the aggregate which are not disclosed in Schedule "3.19."

         3.20 Environmental and Safety Matters. Except as set forth in Schedule "3.20" and insofar as it pertains to the
                    Interests:

                    3.20.1 The AP Group is not aware, and has not received notice from any person, entity or governmental body, agency or commission, of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (a) interferes with or prevents compliance or continued compliance by the AP Group (or by any member of the CEC Group after the Closing Date) with any United States, state or local law, regulation, code or ordinance or the terms of any license or permit issued pursuant thereto; or (b) gives rise to or results in any common law or other liability of APC to any person, entity or governmental body, agency or commission for damage or injury to natural resources, wildlife, human health or the environment which would have a material adverse effect on APC in each case.

                    3.20.2 The AP Group is not aware of any civil, criminal or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation or proceeding, pending or threatened, against any of the AP Group or operator of any of the lands, facilities, assets and properties owned or formerly owned, operated, leased or used by any of the AP Group as a result of the violation or breach of any federal, state, or local law, regulation, code or ordinance or any duty arising at common law to any person, entity or governmental body, singly or in the aggregate, which if determined adversely would have a material adverse effect on APC.

         3.21 Investment Intent. Neither AP nor any of its affiliates presently own nor will they own prior to the Closing Date any CEC Common Stock. On the date first above written and the Closing Date, AP has and will have no present intention to sell or otherwise dispose of any CEC Common Stock to be issued to it pursuant to this Agreement. On the Closing Date, AP is acquiring the CEC Common Stock for investment purposes and not with a view to or in connection with a distribution within the meaning of the Securities Act of 1933, as amended (the "33 Act"). AP understands and agrees that the certificates representing the CEC Common Stock will have a legend imprinted thereon to the following effect:

                          "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED."

         3.22 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting APC or any of the Interests.

         3.23 Plugging Status. All wells on the Interests that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable requirements of each governmental authority having jurisdiction over APC and the Interests.

         3.24 Equipment. The equipment has been installed, maintained and operated by the AP Group as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations of the Interests.

         3.25 Payout Balances. Schedule 3.25 attached hereto, contains a complete and accurate list of the status of any "payout" balance and gas balancing obligations and rights, as of September 30, 1997, for each oil and gas Interest that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production).

         3.26 Full Disclosure. The representations, warranties or other statements by the AP Group in this Agreement or in the Schedules hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.27 Affiliate Transactions. There are no transactions affecting any of the Interests between APC and any of its affiliates, except as set forth in Schedule "3.14" attached hereto. As used in this Agreement, "affiliate" means, with respect to any person or entity, each other person or entity directly or indirectly controlling, controlled by or under common control with such person.

         3.28 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, or for the ownership and operation, or continued ownership and operation, of any of the Interests.

4. Representations and Warranties of the CEC Group. CEC and CMC represent and warrant to AP as follows:

         4.1 Organization, Good Standing, Etc. CEC and CMC are corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma. CEC and CMC have the corporate power to own their property and to carry on their business as now being conducted. CEC and CMC have the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. On the Closing Date, CEC and CMC will be duly qualified and/or licensed and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by any of them makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on CEC and its consolidated subsidiaries considered as one enterprise. CMC is a wholly owned subsidiary of CEC. Neither CEC nor CMC is in default under or in violation of any provision of their respective certificate of incorporation or bylaws.

         4.2 Capital Stock of CEC. The authorized capital stock of CEC consists of 100,000,000 shares of CEC Common Stock and 10,000,000 shares of preferred stock of which 70,376,462 shares of CEC Common Stock and no shares of preferred stock were issued and outstanding as of September 30, 1997. Each share of CEC Common Stock to be issued pursuant to this Agreement will be subject to the Registration Rights Agreement.

         4.3 SEC Documents. CEC has delivered or made available to AP each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1996, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "CEC Reports"). The CEC Reports, which, except as otherwise disclosed, were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by CEC under the 33 Act, the Securities Exchange Act of 1934, as amended (the "34 Act") and the rules and regulations promulgated thereunder. As of their respective dates, the CEC Reports
                    (i) complied as to form in all material respects with the applicable requirements of the 33 Act and the 34 Act and
                    (ii) did not contain
                    any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of CEC included in or incorporated by reference into the CEC Reports (including the related notes and schedules) fairly presents the financial position of CEC as of its date and each of the statements of income, retained earnings and cash flows of CEC included in or incorporated by reference into the CEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of CEC for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

         4.4 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the CEC Group will violate any law, statute, rule or regulation of any governmental authority, or will on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency, authority to which CEC or its subsidiaries is subject or of any agreement or instrument to which CEC or its subsidiaries is a party or by which any of them is bound, or constitute a material default thereunder, or result in the creation of any material lien, charge or encumbrance upon any property or assets of CEC or its subsidiaries or cause any acceleration of maturity of any material obligation or loan, or give to others any material interest or rights, including rights of termination or cancellation, in or with respect to any of the properties, assets, agreements, contracts or business of CEC or its subsidiaries.

         4.5 Authorization of Agreement. As of the Closing Date, the execution, delivery and performance of this Agreement by the members of the CEC Group will have been duly and validly authorized and approved by all requisite corporate action on the part of each member of the CEC Group. The execution, delivery and performance by each member of the CEC Group of all other agreements and transactions contemplated hereby have been or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of each member of the CEC Group. This Agreement has been, and the other agreements contemplated hereby, when executed and delivered, will be, duly executed and delivered by each member of the CEC Group as required and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each member of the CEC Group that is a party hereto or thereto, as the case may be, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity, and in the case of the Registration Rights Agreement, considerations of public policy.

         4.6 Broker's or Finder's Fees. No member of the CEC Group has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which any member of the AP Group shall have any responsibility whatsoever.

         4.7 The Oklahoma Act Provisions. Section 1090.3 of the Oklahoma Act does not prohibit or restrict the issuance of shares of CEC Common Stock to AP pursuant hereto or the other transactions contemplated hereby. The Control Share Acquisition Act as set forth in Sections 1145 through 1155 of the Oklahoma Act is not applicable to CEC and will not be applicable to this Agreement and the issuance of the shares of CEC Common Stock to be issued to AP pursuant hereto and the other transactions contemplated hereby.

         4.8 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation, acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien or encumbrance on any of the properties or assets of the CEC Group under, any provision of (a) the certificate of incorporation or by-laws of the CEC Group,
                    (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement, instrument or obligation applicable to the CEC Group, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.8 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the CEC Group or properties or assets of the CEC Group, other than, in the case of clause (b) above, any conflict, violation, default, right, loss or lien that, individually or in the aggregate, would not have a material Adverse Effect on the CEC Group.

         4.9        Consents and Approvals.  Except as otherwise set forth in
                    Schedule 4.9, no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any governmental authority is required by or with respect to CEC or CMC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) consents, approvals, orders, authorizations, registrations, declarations, filings or permits which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on CEC and CMC; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the Oklahoma Act;
                    (c) if required, the filing of a pre- merger notification report by CEC under the HSR Act and the expiration or termination of the applicable waiting period. Except as otherwise set forth in Schedule 4.9, no third-party consent is required by or with respect to the CEC Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for any third party consent which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the CEC Group.

         4.10 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of the CEC Group threatened against or affecting the CEC Group that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the CEC Group in connection with the transaction contemplated hereby. Except as otherwise set forth in Schedule 4.10 or the CEC Reports, no litigation, arbitration or other proceeding of any governmental authority is pending, or to the CEC Group's knowledge, threatened against the CEC Group which if adversely determined, would individually or in the aggregate, have a material adverse effect on the CEC Group.

         4.11 Vote Required. No vote of the matters of any class or series of CEC capital stock or other voting securities is necessary to approve this Agreement, the merger of the transactions contemplated hereby.

5. Conduct and Transactions Prior to Closing Date. Between the effective date of this Agreement and the Closing Date, the CEC Group and the AP Group will each comply with the following:

         5.1 Investigation by AP. Between the date of this Agreement and the Closing, CEC shall give AP, its agents and representatives, copies of any registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto, each in the form filed with the SEC.

         5.2        Investigation by CEC/Operation of Business of the AP Group.
                    Between the date of this Agreement and the Closing Date:

                    5.2.1 Insofar as related to the Interests, the AP Group will give the CEC Group and their agents and representatives, reasonable access to all of the books and records of the APC Group and the properties of AP Group and agrees to cause their respective officers to furnish the CEC Group and their agents and representatives with such financial and operating data and other information with respect to the respective businesses and properties of the AP Group, as the CEC Group, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of AP hereunder and shall be conducted in such manner as not to interfere unreasonably with the operation of the business of APC. In the event of termination of this Agreement, except as prevented by law, the CEC Group will, and will cause its agents and representatives to, return to AP all documents, work papers and other materials obtained from AP, in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "AP Confidential Material"). The AP Confidential Material does not include information which: (a) is or becomes public information without violation of this Agreement; (b) was already known to the CEC Group; (c) is developed by the CEC Group independently from the information supplied to the CEC Group pursuant to this Agreement; or (d) is furnished to the CEC Group by a third party who is not an employee, agent, representative or advisor of AP independently from the CEC Group's investigation pursuant to the transactions contemplated by this Agreement. The CEC Group agrees to keep confidential in accordance with this Section
                                  5.2 any AP Confidential Material obtained pursuant to this Agreement. If this Agreement is terminated, the CEC Group shall not use any of the AP Confidential Material to the financial advantage of the CEC Group or any other person or to the detriment of AP.

                    5.2.2 Subject to Subsection 5.2.3 below or except as required by law, the AP Confidential Material will be kept confidential and will not, without the prior written consent of AP, be disclosed by the CEC Group in whole or in part, and will not be used by the CEC Group, directly or indirectly, for any purpose other than in connection with this Agreement, the other transactions contemplated by this Agreement or evaluating, negotiating or advising the CEC Group with respect to the transactions contemplated herein.

                    5.2.3 In the event that the CEC Group or anyone to whom the CEC Group supplies the AP Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any governmental body or otherwise in connection with legal processes) to disclose any of the AP Confidential Material, the CEC Group agrees: (a) to immediately notify AP of the existence, terms and circumstances of such a request; (b) to consult with AP on the advisability of taking legally available steps to resist or narrow such request; and
                                  (c) if disclosure of such information is required, to furnish only that portion of the AP Confidential Material which, in the opinion of CEC's counsel, the CEC Group is legally compelled to disclose and to cooperate with any action by AP to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the AP Confidential Material.

                    5.2.4 AP will, to the extent required for continued operation of the Interests without impairment, use its reasonable efforts to preserve substantially intact the books and records relative thereto, and to preserve the present relationships of the AP Group to the extent related to the Interests with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify the CEC Group of an emergency or other change which would have a significant adverse effect on AP.

                    5.2.5 The AP Group APC will conduct the Oil and Gas Business only in the ordinary course and, by way of amplification and not limitation, they will not, without the prior written consent of the CEC Group: (a) issue, sell or otherwise dispose of shares of its capital stock; or (b) grant any other options or warrants or other rights to purchase or otherwise acquire any shares of capital stock or issue any securities convertible into shares of capital stock of APC; or (c) adopt any Employee Plans (hereinafter defined); or
                                  (d) declare, set aside, or pay any dividend or distribution with respect to the capital stock of APC other than as permitted with respect to the working capital adjustments as set forth in Section 9.1 hereof; or (e) directly or indirectly redeem, purchase or otherwise acquire any capital stock of APC; or (f) effect a split or reclassification of any capital stock of APC or a recapitalization of APC; or (g) change the charter or bylaws of APC; or (h) permit APC to grant any increase in the compensation payable or to become payable to their Active Employees (hereinafter defined) other than regularly scheduled merit increases; or (i) borrow, except for working capital purposes and except in the ordinary course of business, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others; or (j) waive any rights of substantial value; or (k) except in the ordinary course of business enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment; or
                                  (l) take any action or omit to take any
                                  action which would result in any of its
                                  representations or warranties set forth in this Agreement becoming untrue.

                    5.2.6 APC will maintain its books of account in the usual, regular and ordinary manner.

         5.3        Employees.

                    5.3.1 Status of Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean the full-time employees listed in Schedule "5.3.1" attached hereto employed by the AP Group (excluding APC) in the conduct of the Oil and Gas Business, inclusive of any such employees on temporary leave of absence (including military leave, temporary disability or sick leave). Within fifteen (15) days after execution of this Agreement, AP will provide the CEC Group with a list of Active Employees, stating job title, date of hire and salary as of the date thereof. AP will update such list from time to time to reflect changes in the work force, and the current list of Active Employees, as such changes occur.

                    5.3.2         Status of Active Employees with CEC Group.
                                  The CEC Group is under no obligation to
                                  retain or hire any Active Employee. At least five (5) days before the Closing Date, the CEC Group will provide to AP a list of those Active Employees to whom an offer of employment has been or will be made to be effective on the Closing Date. Upon reasonable prior notice during normal business hours, the CEC Group and its representatives will be given reasonable access to the facilities and to personnel, safety and other relevant records of the AP Group (to the extent access to such records does not violate any law or the legitimate privacy rights of the Active Employee concerned) for the purpose of preparing for and conducting employment interviews with any Active Employees. Interviews will be conducted during normal business hours. On the Closing Date, AP will terminate the employment of the Active Employees who have received and accepted an offer of employment from CMC or any of its affiliates (the "Newly Hired Employees"). On or before the Closing Date, AP will provide other employment for or terminate the employment of all Active Employees who are not Newly Hired Employees. As used in this Section 5.3.2, the term "affiliates" of CEC or any member of the CEC Group shall not include AP, APC or their subsidiaries.

                    5.3.3 Employee Benefit Plans. Except as set forth in Schedule "5.3.3" attached hereto, the AP Group has never sponsored or participated in any Employee Plans up to the Closing Date. As used herein "Employee Plans" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the AP Group, or their beneficiaries, and each other "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, and whether contributed to, or required to be contributed to, by the AP Group. If any claims, demands or liabilities of any kind whatsoever ever arise due to the existence of any Employee Plan up to the Closing Date, AP will be solely responsible for such claims, demands, liabilities or obligations.

         5.4        Salaries and Benefits.

                    5.4.1 AP's Obligations. With respect to their services as employees of the AP Group up to the Closing Date, AP will be solely responsible for: (a) the payment of all wages, remuneration or other obligations of any kind whatsoever (including obligations under any Employee Plans sponsored by AP) due to Active Employees; (b) notices of termination or pay in lieu thereof or the payment of any termination or severance payments, if any; and (c) the obligation of health plan continuation coverage in accordance with the Consolidated Budget Reconciliation Act of 1984 ("COBRA") and Sections 601 through 608 of ERISA and with respect to Active Employees of the AP Group, compliance with any such similar law which requires health care continuation after termination of employment.

                    5.4.2 CEC Group's Obligations. After the Closing Date and arising solely from the employment relationship of the Newly Hired Employees with the CEC Group or its affiliates, the CEC Group will be solely responsible for: (a) the payment of all wages, remuneration or other obligations of any kind whatsoever (including obligations under any employee benefit plans sponsored by CEC due to the Newly Hired Employees; (b) notices of termination or pay in lieu thereof or the payment of any termination or severance payments, if any, under severance plans sponsored by CEC; and
                                  (c) the obligation to pay medical benefits under CEC's medical plan, provided, with respect to obligations for medical benefits provided to Newly Hired Employees, CEC will be responsible for charges incurred by the Newly Hired Employees after the Closing Date. A charge will be deemed incurred, in the case of medical (other than hospitalization) or dental benefits, when the services that are the subject to the charge are performed. In the case of hospitalization benefits, a charge will be deemed incurred by the Newly Hired Employees on the date that hospitalization begins, and charges for hospitalization which began before the Closing Date will be the responsibility of AP even if such hospitalization continues after the Closing Date.

                    5.4.3 CEC Employee Benefit Programs. Under the employee benefit programs of the CEC Group, subject to approval by the Internal Revenue Service, Newly Hired Employees shall be credited with employment service with APC:
                                  (a) for purposes of determining any period of eligibility to participate or to vest in benefits provided under CEC's 401(k) incentive savings, defined benefit, medical, disability and life insurance plans, but not for purposes of determining the amount or accrual of benefits under CEC's defined benefit plan; and (b) for purposes of calculating vacation benefits pursuant to CEC's vacation policies. It is understood that the Newly Hired Employees will not have any carryover vacation from the AP Group in excess of five (5) days, but will be entitled to earn days of vacation according to CEC's vacation policies by taking into account their prior employment service.

                    5.4.4 Preexisting Conditions. For each Newly Hired Employee (and his or her eligible dependents) who become covered under CEC's medical plan on the Closing Date and who were covered by the AP Group's medical plan at the Closing Date, CEC's medical plan will waive any preexisting conditions, exclusion or limitations if permitted under applicable laws and regulations and if approved by the insurance carrier which provides medical insurance to CEC's employees on either an indemnity or "stop loss" basis.

                    5.4.5         AP Group's Retirement and Savings Plans.
                                  Prior to but to be effective as of the
                                  Closing Date, AP will cause the AP Group's defined benefit retirement plan to be amended to provide that all Newly Hired Employees who are participants in such retirement plan will cease to accrue future benefits and AP shall retain sole liability for the payment of such benefits as and when the Newly Hired Employees become eligible therefor under such retirement plan. Prior to but to be effective as of the Closing Date, AP will cause the AP Group's savings investment plan and employee stock ownership plan (if any) to be amended in order to provide that Newly Hired Employees shall be 100% vested in their accounts under such plans. As of the Closing Date, all employee contributions by Newly Hired Employees and all obligations of the AP Group to make employer contributions in respect to such employees under any defined contribution, registered retirement savings, money purchase pension or stock purchase plans shall cease unless otherwise required by applicable law or regulation.

                    5.4.6 WARN Act. AP will, if required under the Worker Adjustment and Retraining Notification Act ("WARN"), provide timely and effective notice to the Active Employees with respect to any employment loss suffered by such Active Employees as the result of the termination of their employment with the AP Group. In the event that WARN (or any similar law) requires notice to such employees and the AP Group fails to provide timely and effective notice under WARN, AP will indemnify and hold the CEC Group and its affiliates harmless from and against any liability to such employees or any unit of local government that may result to the CEC Group or its affiliates from such failure, including, but not limited to, fines, back pay and reasonable attorney's fees. The CEC Group will indemnify and hold AP and its affiliates harmless from any liabilities AP or its affiliates would not otherwise have incurred due to terminations after the Closing Date of Newly Hired Employees with respect to, arising under or relating to WARN.

         5.5 Consents. Prior to Closing, the AP Group and the CEC Group will each use its respective reasonable efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the closing of the transactions contemplated by this Agreement.

         5.6        Conduct of Business by the CEC Group.   The CEC Group
                    covenants and agrees with APC that from the date of this Agreement until the Closing Date, CEC will conduct its business in the ordinary course consistent with past practices and will use its reasonable best efforts to preserve intact its business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

                    (a) CEC will not (i) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock other than a regular quarterly dividend not in access of $0.05 per share per quarter; (ii) merge or consolidate with, or transfer all or substantially of its assets to, another corporation or other business entity; (iii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                    (b) CEC will not adopt or propose any material change in its certificate of incorporation or bylaws; and

                    (c) CEC will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of the CEC Group hereunder inaccurate.

6. Conditions to Obligations of the CEC Group. The obligations of the CEC Group to effect the transactions contemplated by this Agreement will be subject to the following conditions:

         6.1 Authorizations. AP shall have furnished CEC with certified copies of resolutions and partnership authorizations duly adopted by all of the Partners of AP authorizing all necessary and proper partnership or corporate action to enable the AP Group to comply with the terms of this Agreement and approving the execution, delivery and performance of this Agreement.

         6.2 Representations and Warranties. Except to the extent waived in writing by the CEC Group, (a) the representations and warranties of the AP Group herein contained shall be Substantially True (hereinafter defined) at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be Substantially True as of such date); and (b) AP shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. AP shall have also delivered to the CEC Group a certificate of AP, dated the Closing Date and signed by two of its officers, to the effect of the foregoing.

         6.3 Third Party Consents. AP shall have obtained and delivered to the CEC Group consents to the transactions contemplated by this Agreement from the parties whose consent is required by contract or otherwise.

         6.4 No Material Adverse Change. There shall not have occurred since June, 30, 1997: (a) any material adverse change in the financial condition, results of operations or business of the AP Group's Oil and Gas Business excluding any change or effect resulting from general economic conditions, any occurrence or condition affecting the oil and gas industry generally and any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof; or (b) any loss or damage to any of the properties or assets (whether or not covered by insurance) of the AP Group or the Interests, which, in any case, would have a Material Adverse Effect (as defined in Section 10.3) on APC.

         6.5 Statutory Requirements. All statutory requirements for the valid consummation by the AP Group of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all governmental bodies required to be obtained in order to permit consummation by the AP Group of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, the expiration or early termination of any applicable waiting period required under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if required. Between the date of this Agreement and the Closing, no action or proceeding shall have been instituted or, to the knowledge of the AP Group shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

         6.6 Opinion of Counsel. The CEC Group shall have received from legal counsel of AP an opinion dated the Closing Date, in form and substance satisfactory to CEC's counsel, to the effect that: (a) APC is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Oklahoma; (b) APC has the corporate power to carry on its business as now being conducted; (c) the authorized capital stock of APC and the number of shares of capital stock outstanding are as set forth in Section 3.2 of this Agreement, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable; (d) the AP Group has the requisite partnership or corporate power and authority and has taken all requisite partnership or corporate action necessary to enable each member of the AP Group to execute and deliver this Agreement and to consummate the transactions contemplated thereby; and (e) this Agreement has been duly and validly executed and delivered by AP.

                    In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Oklahoma and, as to matters of fact, upon certificates of state officials or of any officer or officers of AP provided the extent of such reliance is stated in the opinion.

         6.7        Transfer of the Interests.  As of the Closing Date:

                    6.7.1 AP and its affiliates shall have sold, assigned, transferred or otherwise conveyed any and all of the Oil and Gas Business owned by them to APC, other than the Excluded Assets, with warranties of title in form and substance reasonably acceptable to the CEC Group, except for the one percent (1%) partnership interest in AGM owned by AnSon Gas Corporation ("AGC") to be transferred by AGC to CAC on the Closing Date.

                    6.7.2 AP shall be the owner and holder of all of the issued and outstanding capital stock of APC.

                    6.7.3 AP and its affiliates shall not have sold, assigned, transferred, or otherwise conveyed any of the Interests to any person other than APC.

         6.8        Other Agreements.  As of the Closing Date:

                    6.8.1 AP and its Partners and affiliates shall have executed and delivered to the CEC Group a Goodwill Protection Agreement in the form attached as Exhibit "6.8.1" hereto.

                    6.8.2 AP and any other appropriate parties shall have executed and delivered to the CEC Group a Sublease and Use Agreement in the form attached as Exhibit "6.8.2" hereto.

                    6.8.3 AP shall have executed and delivered to CEC a Registration Rights Agreement.

                    6.8.4 The directors and officers of APC shall have submitted written resignations from office.

         6.9 Fairness Opinion. CEC shall have received a written opinion from a nationally recognized investment banking firm that the transactions contemplated by this Agreement are fair to CEC from a financial point of view.

         6.10 Schedules and Exhibits. The CEC Group shall have received and reviewed all of the Schedules and Exhibits to be provided by the AP Group which are not attached hereto as of the date of execution of this Agreement and such Schedules and Exhibits shall not be materially different than anticipated by the CEC Group.

7. Conditions to Obligations of AP. The obligations of the AP Group to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

         7.1 Resolutions of Boards of Directors. CEC shall have furnished AP with certified copies of resolutions or written consents duly adopted by the boards of directors of the CEC and CMC, authorizing all necessary and proper corporate action to enable the CEC Group to comply with the terms of this Agreement and approving the execution, delivery and performance of this Agreement.

         7.2 Representations and Warranties. Except to the extent waived in writing by AP hereunder: (a) the representations and warranties of the CEC Group herein contained shall be Substantially True at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be Substantially True as of such date); and (b) the CEC Group shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. CEC shall have also delivered to AP a certificate of CEC, dated the Closing Date and signed by two of its officers, to the effect of the foregoing.

         7.3 Third Party Consents. CEC shall have obtained and delivered to AP consents to the transactions contemplated by this Agreement (if any) from the parties to all material contracts which require such consent.

         7.4 Statutory Requirements. All statutory requirements for the valid consummation by the CEC Group of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all governmental bodies required to be obtained in order to permit consummation by the CEC Group of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, the expiration or early termination of any applicable waiting period required under the provisions of the HSR Act. Between the date of this Agreement and the Closing, no action or proceeding shall have been instituted or, to the knowledge of the CEC Group, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

         7.5 Opinion of Counsel. AP shall have received an opinion of legal counsel to CEC, dated the Closing Date, in form and substance satisfactory to AP's counsel, to the effect that:
                    (a) CEC and CMC each is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Oklahoma; (b) CEC and CMC each has the corporate power to carry on its business as now being conducted; (c) the Exchange Shares to be issued in exchange for the APC Common Stock have been duly authorized and, immediately after the Closing Date, will be duly and validly issued and will be fully paid and nonassessable; (d) CEC and CMC each has the requisite corporate power and authority and has taken all requisite corporate action necessary to enable it to execute and deliver this Agreement and to consummate the transactions contemplated thereby; and (e) this Agreement has been duly and validly executed and delivered by CEC and CMC.

                    In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Oklahoma and, as to matters of fact, upon certificates of state officials and of any officer or officers of CEC provided the extent of such reliance is specified in this opinion.

         7.6 Registration Rights Agreement. CEC shall have executed and delivered to AP a Registration Rights Agreement.

         7.7 CEC Common Stock Price. As of the last trading day preceding the Closing Date, the per share closing price of the CEC Common Stock shall not be less than Four Dollars ($4.00).

         7.8 Schedules and Exhibits. The AP Group shall have received and reviewed all of the Schedules and Exhibits to be provided by the CEC Group which are not attached hereto as of the date of execution of this Agreement and such Schedules and Exhibits shall not be materially different than anticipated by the AP Group.

8. Termination of Agreement and Abandonment of Transaction. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time before the Closing, whether before or after approval of this Agreement by the Partners of AP and CEC as follows, and in no other manner:

         8.1 Mutual Consent. By mutual consent of CEC and the Partners of AP.

         8.2 By CEC. By the CEC Group if, by the Closing Date, the conditions set forth in Section 6 shall not have been met (or waived as provided in this Agreement).

         8.3 By AP. By the Partners of AP if, by the Closing Date, the conditions set forth in Section 7 shall not have been met (or waived as provided in this Agreement).

         8.4 By Either CEC or AP. By CEC or AP if any governmental body shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

         8.5 Termination of Agreement. In the event of termination of this Agreement as provided in this Section 8, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto. Nothing contained in this Section shall relieve any party from liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

9.       Additional Agreements of the Parties.

         9.1 Closing/Post Closing Working Capital Adjustments. On or prior to the Closing Date, APC shall declare a dividend to APC's stockholders of record on the day preceding the Closing Date in an amount equal to APC's positive Net Working Capital (as hereinafter defined) as of the Effective Time. Once declared, the dividend shall not be rescinded, modified or otherwise changed without the written consent of APC and CMC and shall be treated as an obligation of APC. The dividends shall be paid as hereinafter provided in this Section 9. If the Net Working Capital of APC is a negative number, AP shall make a capital contribution to APC (or shall make a payment to CEC after the exchange) of the Net Working Capital negative amount. Payment of the capital contribution shall be made as hereinafter provided in this Section 9.1 as of the Effective Time.

                    9.1.1 Net Working Capital. As used herein, the "Net Working Capital" of APC and AGM shall mean the excess of APC's and AGM's cash and cash equivalents, inventory, accounts receivable, including joint interest billings and accrued oil and gas revenues, net of bad debt reserves, over their respective accrued and unpaid federal, state and local tax liabilities, accounts payable, including lease operating expenses, severance taxes, revenues and royalties due others and accrued capital items, including drilling costs, recompletion costs, capitalized workover costs, leasehold acquisition costs, etc., determined as of the Effective Time in accordance with generally accepted accounting principles, as historically applied to APC, AGM or their respective predecessors in interest. As further adjusted to credit AP for the capital costs incurred to develop proved undeveloped reserves as set forth in Schedule "9.1.1" and adjusted for any booked financial liability owing on the Production Payments.

                    9.1.2 Actual Net Working Capital. Within 90 days after the Closing Date, AP and CEC will agree on the actual Net Working Capital of APC. If AP and CEC do not agree on the actual Net Working Capital of APC within 90 days after the Closing Date, then all items remaining in dispute will be submitted within ten (10) days thereafter to an independent accounting firm of national reputation mutually acceptable to AP and CEC (the "Neutral Auditors"). If AP and CEC are unable to agree on the Neutral Auditors, then AP and CEC shall request the American Arbitration Association to appoint the Neutral Auditors. All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by AP and CEC. The Neutral Auditors will deliver to AP and CEC a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by CEC and AP, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Closing Date Worksheet, which either is agreed upon by AP and CEC or is delivered by the Neutral Auditors in accordance with this
                                  Section 9.1.2 is referred to herein as the "Conclusive Worksheet."

                    9.1.3 Agreement on Conclusive Worksheet. Promptly following agreement on or delivery of the Conclusive Worksheet, the parties shall account to each other, by cash payments, so that: (a) if the Net Working Capital as reflected in the Conclusive Worksheet is a positive number as of the Effective Time, AP shall receive, after giving effect to previous payments, if any, received by AP, an aggregate amount of cash payments equal to the actual Net Working Capital as so reflected; or (b) if the Net Working Capital as reflected in the Conclusive Worksheet is a negative number, APC shall have received, after giving effect to the previous payments, if any, received by APC, an aggregate amount of cash payments equal to the actual Net Working Capital deficit as so reflected.

         9.2 Production Payments. The Real Property Interests owned by APC include a group of producing oil and gas leases (the "Subject Interests") which are burdened by certain production payments created under certain instruments entitled "Conveyance of Production Payment," which instruments and amendments thereto are described in Schedule "3.9" attached hereto (collectively, the "Production Payments"). AP will cooperate and assist the CEC Group in any manner reasonably requested by the CEC Group in connection with the Production Payments.

         9.3 Royalty, Working Interest and Tax Liabilities. During the survival period set forth in Section 10.4 of this Agreement, AP will assume, defend and be solely responsible for any claim that royalty, production payment, net profits interest, working interest, production tax or similar payments made by APC, AP or any of its subsidiaries on crude oil, condensate, natural gas, natural gas liquids or other hydrocarbon products: (a) sold by the AP Group or any of its subsidiaries to an affiliate of any of them; or (b) transferred by the AP Group or any of its subsidiaries under in-kind exchange agreements; were inaccurate or insufficient by reason of the price of or value ascribed to the products sold or transferred; provided, however, AP shall not be required to defend or have any liability for any claim arising after the Closing Date and CMC shall defend and be solely responsible for all post Closing Date claims even if asserted in the same action as claims for which AP is responsible.

         9.4 Intercompany Payables. AP shall pay and cause the AP Group (excluding APC) to pay all sums owed by the AP Group to APC, including without limitation, any and all gas balancing obligations, promptly in accordance with the applicable operating agreement.

         9.5 Schedule Disclosures. A disclosure by AP or the CEC Group in any schedule to this Agreement shall be deemed an exception to any representation or warranty herein made by either of them to the extent that the information disclosed would be necessary to make a particular representation or warranty true.

         9.6 Tax Return and Reorganization Information. The CEC Group shall prepare the 1997 federal and state income tax returns for APC for the period after the Effective Time and deliver them to AP except to the extent they are included in consolidated tax returns of CEC. AP will prepare the federal and state tax returns for APC for the period preceding the Effective Time and will deliver them to CEC. AP and CEC shall cooperate with each other in the preparation of those returns. The CEC Group and AP agree to file as a part of their federal tax return for the taxable year during which the Closing Date occurs all information required by U.S. Treasury Regulation sec. 1.368-3.

         9.7        Preservation of Books and Records.  For a period of five
                    (5) years after the Closing Date, CEC and AP shall, using procedures consistent with their current record retention procedures: (a) preserve and retain all books and records held by either of them or their subsidiaries that relate to the Oil and Gas Business including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the conduct of those businesses before the Closing Date (the "Records"); and (b) subject to mutually acceptable confidentiality requirement, make the Records available to each other and their respective agents upon reasonable notice and at reasonable times, it being understood that either party shall be entitled to make copies of any of the Records at the copying party's expense. CEC and AP further agree not to destroy any of the Records in their possession for a period of five (5) years after the Closing Date unless the party proposing to destroy the Records, or some portion thereof, gives the other party notice of the proposed destruction and a reasonable opportunity, at the other party's expense, to take possession of the Records designated for destruction. CEC and AP further agree to cooperate with each other, including reasonable access to their respective employees, in providing additional information and explanations concerning the Records.

10.      General Provisions.

         10.1 Amendments. Subject to applicable law, this Agreement and the form of any exhibit attached hereto may be amended upon written agreement of the parties hereto at any time prior to the Closing.

         10.2 Survival of Covenants, Representations and Warranties. The respective representations and warranties of the CEC Group and AP contained in this Agreement shall be deemed made as of the Closing and all covenants and undertakings required to be performed, unless otherwise specifically herein provided, shall survive the Closing, but shall terminate two (2) years after the Closing Date.

         10.3 Certain Definitions. As used in Section 6.4 of this Agreement, a "Material Adverse Effect" on APC is an event or condition that has an adverse financial impact of more than One Million Dollars ($1,000,000.00) on APC. The statement that the representations and warranties of the AP Group are to be "Substantially True" at the Closing shall be true if the cumulative adverse financial impact of all untrue representations and warranties of the AP Group at Closing is less than One Million Dollars ($1,000,000.00). Notwithstanding anything else in this Agreement to the contrary, no event resulting from general economic conditions, no occurrence or condition affecting oil and gas industry generally and no occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof shall be considered adverse or make any representation or warranty herein untrue. With respect to the Real Property Interests representations and warranties "good and defensible title" means with respect to each Oil and Gas Interest, such title that: (i) entitles APC to receive (free and clear of all royalties, overriding royalties, net profits interests or other burdens on or measured by production of hydrocarbons and associated gases) not less than the "Net Revenue Interests" set forth on Schedule 3.3.1 of all oil, gas, sulfur and associated liquid and gaseous hydrocarbons and other associated gases produced, saved and marketed from the Oil and Gas Interest for the productive life of such Oil and Gas Interest (ii) obligates APC to bear costs and expenses relating to the maintenance, development and operation of such Oil and Gas Property in an amount not grater than the "Working Interests" set forth on Schedule 3.3.1 for the productive life of such Oil and Gas Property; and (iii) is free and clear of any and all encumbrances, liens and defects, other than the Production Payments.

         10.4 Survival and Indemnification. The AP Group shall indemnify and hold the CEC Group harmless, at all times from and after the Closing Date, against and in respect to any Damages, provided that the AP Group shall not be liable for any Damages unless the amount of all such Damages exceed $1,000,000 in the aggregate and, in such event, the amount of Damages shall not include the first such $1,000,000 thereof. The term "Damages" means any claims, actions, demands, lawsuits, costs, expenses, liabilities, penalties and damages (including counsel fees incidental thereto or incidental to the enforcement by the CEC Group of this Agreement) resulting to the CEC Group, net of any insurance proceeds received by the CEC Group in reimbursement of such Damages, from: (a) any inaccurate representation made to the CEC Group in or pursuant to this Agreement; and (b) any breach of any of the warranties made to the CEC Group in or pursuant to this Agreement.

                    10.4.1.       Indemnification Procedure.        If any
                                  party hereto discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for which indemnification may be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided however that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.

                    10.4.2. Defense. If any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claims or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense is to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

         10.5 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         10.6 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:

                    IF TO THE CEC GROUP:

                                  Chesapeake Energy Corporation
                                  Chesapeake Merger II Corp.
                                  6100 North Western Avenue
                                  Oklahoma City, Oklahoma  73118

                                  Attention:           Aubrey K. McClendon
                                                       Chairman and Chief
                                                       Executive Officer
                                  Facsimile No.        (405) 848-8588

                    WITH A COPY TO:

                                  Self, Giddens & Lees, Inc.
                                  2725 Oklahoma Tower, 210 Park Avenue
                                  Oklahoma City, Oklahoma  73102

                                  Attention:           C. Ray Lees, Esquire
                                  Facsimile No.        (405) 232-5553

                    IF TO THE AP GROUP:

                                  AnSon Partners Limited Partnership
                                  AnSon Production Corporation
                                  4005 Northwest Expressway
                                  Oklahoma City, Oklahoma  73116

                                  Attention:           Mr. Carl Anderson, III
                                  Facsimile No.        (405) 879-3810

                    WITH A COPY TO:

                                  Gable Gotwals Mock Schwabe Kihle Gaberino
                                  211 North Robinson, 15th Floor
                                  Oklahoma City, Oklahoma  73102

                                  Attention:           Randall D. Mock, Esquire
                                  Facsimile No.        (405) 235-2875

         10.7 No Assignment. This Agreement may not be assigned by operation of law or otherwise

         10.8 Fees and Expenses. All fees and expenses, including attorneys' fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the respective party who has incurred such fee or expense.

         10.9 Headings. The descriptive headings of the Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

         10.11 Entire Agreement. This Agreement and the other agreements contemplated hereby constitutes the entire agreement among the CEC Group and AP with respect to the subject matter hereof. Unless this Agreement is specifically amended in writing, it supersedes all other agreements and understandings among the parties with respect to the subject matter hereof and thereof.

         10.12 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter AP and CEC shall, subject to their respective legal obligations (including requirements of the stock exchange and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby.

         10.13 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

         10.14 Specific Performance. The CEC Group and the AP Group each acknowledge that neither the CEC Group nor AP would have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore, agree that the CEC Group and AP each shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         10.15 Partial Illegality or Unenforceability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                                CHESAPEAKE ENERGY CORPORATION,
                                                an Oklahoma Corporation


                                                By: /s/ AUBREY K. McCLENDON
                                                   ----------------------------
                                                   Aubrey K. McClendon
                                                   Chief Executive Officer



                                                CHESAPEAKE MERGER II CORP., an
                                                Oklahoma Corporation

                                                By: /s/ AUBREY K. McCLENDON
                                                   ----------------------------
                                                   Aubrey K. McClendon,
                                                   President


                                                ANSON PARTNERS LIMITED
                                                PARTNERSHIP, an Oklahoma
                                                Limited Partnership


                                                By: /s/ CARL B. ANDERSON, III
                                                   ----------------------------
                                                   Carl B. Anderson, III, Sole
                                                   General Partner



                                                ANSON PRODUCTION CORPORATION,
                                                an Oklahoma corporation


                                                By: /s/ CARL B. ANDERSON, III
                                                   ----------------------------
                                                   Carl B. Anderson, III,
                                                   President





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